Filed pursuant to Rule 424(b)(3)
File Nos.	333-123815
333-130808

Prospectus Supplement No. 11
(To Prospectus dated April 14, 2006)

VISTULA COMMUNICATIONS SERVICES, INC.

37,547,511 shares of common stock

This prospectus supplement supplements the Prospectus dated April 14, 2006 relating to the resale of 37,547,511 shares of our common stock.  This prospectus supplement should be read in conjunction with the Prospectus.

Resignation of John Keith Markley

Effective December 15, 2006, Mr. John Keith Markley resigned from our board of directors and from his position as president of Vistula USA, Inc., our wholly owned subsidiary.  Mr. Markley’s resignation results from his desire to reduce his business commitments to pursue personal interests. To our knowledge, his resignation was not in connection with any disagreement concerning matters relating to our operations, policies or practices.

As a result of Mr. Markley’s resignation and pursuant to his Employment Agreement dated as of April 11, 2006, as amended by the Amendment to Employment Agreement dated August 1, 2006 and in accordance with an Agreement and General Release between us and Mr. Markley dated as of December 15, 2006, we shall be required to pay Mr. Markley his current base salary of $290,000 over twelve (12) months, in accordance with our current payroll practices; provided, that we agree that these amounts constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Also, Mr. Markley will continue to be covered under our medical plans for a period of twelve (12) months following his resignation; provided that Mr. Markley shall continue to be responsible for his portion of such payments via applicable withholdings.

After giving effect to the resignation of Mr. Markley, our board of directors consists of four members, Rupert Galliers-Pratt, Anthony Warrender, J. Marcus Payne and Jack Early.

Investing in our common stock involves a high degree of risk.
See Risk Factors beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2006